Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

ZAYO GROUP, LLC,

a Delaware limited liability company;

VOILA SUB, INC.,

a Delaware corporation; and

ABOVENET, INC.,

a Delaware corporation

Dated as of March 18, 2012

i

TABLE OF CONTENTS

(CONTINUED)

ii

TABLE OF CONTENTS

(CONTINUED)

iii

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Merger Sub Certificate of Incorporation
Exhibit C	Merger Sub Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of March 18, 2012, by and among: ZAYO GROUP, LLC, a Delaware limited liability company (“Parent”); Voila Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ABOVENET, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein; and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors or similar governing body of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1. DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)), Merger Sub shall be merged with and into the Company (the merger of Merger Sub into the Company being referred to as the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (“DGCL”).

1.3 Closing; Effective Time of the Merger.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 at 10:00 a.m., Eastern Time, on the later of (i) the second Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 5 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than two Business Days’ notice to the Company and (B) the first Business Day following the final day of the Marketing Period, unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

(b) Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger that has been duly executed in accordance with, and in such form as required by, the relevant provisions of the DGCL shall be filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in their entirety in the forms attached hereto as Exhibit B and Exhibit C, respectively, and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of this Agreement, the DGCL and such certificate of incorporation and bylaws.

(b) The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5 Conversion of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held in the Company’s treasury or held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $84.00 in cash, without interest (the “Per Share Amount”); and

(iv) each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

For purposes of this Agreement, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to Section 1.5(a)(iii).

(b) If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock by reason of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per Share Amount shall be appropriately adjusted.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 1.5, shall automatically be canceled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) and/or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby (or to appraisal rights as provided in Section 1.8 with respect to Dissenting Shares); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

1.7 Payment Fund; Surrender of Certificates and Book-Entry Shares.

(a) On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5(a) (the funds so deposited with the Paying Agent being referred to as the “Payment Fund”).

(b) Promptly (and in any event within two Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock: (i) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates and Book-Entry Shares shall be effected, and risk of loss and title to the Stock Certificates and Book-Entry Shares shall pass, in the case of Stock Certificates, upon delivery of the Stock Certificates to the Paying Agent and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (ii) customary instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares in exchange for the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares. Upon delivery of Stock Certificates and/or Book-Entry Shares to the Paying Agent, together with a validly executed letter of transmittal, the holders thereof shall be entitled to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered is registered if: (A) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer; and (B) the Person requesting such payment shall either (1) pay any transfer tax required by reason of such payment, or (2) establish to the reasonable satisfaction of the Surviving Corporation that such transfer tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby. No interest will be paid on the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.

(c) If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.7(b), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Stock Certificate, Parent shall cause the Paying Agent to pay to such Person the consideration receivable with respect to the Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates and/or Book-Entry Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to the Surviving Corporation or Parent for payment of the Merger Consideration, in accordance with this Article 1 and without any interest thereon, payable with respect to each of the shares of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 1.7(e). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates and/or Book-Entry Shares to receive Merger Consideration.

1.8 Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a valid demand for appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive Merger Consideration in accordance with Section 1.5(a), without interest thereon, following the surrender of the Stock Certificate(s) and/or Book-Entry Shares representing such shares. The Company shall give Parent prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time. The Company shall not make any payment or any binding settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent.

1.9 Company Options; Restricted Stock Units; Company ESPP.

(a) Company Options. Prior to the Effective Time, the Company shall cause each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Company Option; and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company Option immediately prior to the Effective Time, in cash, an amount equal to the Option Consideration with respect to each share of Company Common Stock issuable under such Company Option. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Equity Plans, with such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Option, the amount by which the Per Share Amount exceeds the exercise price payable under such Company Option in respect of such share of Company Common Stock; provided, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Amount, such Company Option shall be canceled without any cash payment being made in respect thereof.

(b) Company RSUs. Prior to the Effective Time, the Company shall cause each Company RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Per Share Amount for each share of Company Common Stock then subject to such Company RSU (such cash amount being the “Company RSU Consideration”); and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company RSU immediately prior to the Effective Time, in cash, an amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Company RSU.

(c) Company ESPP. The Company shall take all actions necessary to (i) terminate the Company ESPP in its entirety as of the Business Day immediately prior to the Closing Date and return all contributions to the Company ESPP in respect of any then current offering period to its participants, (ii) ensure that no offering period under the Company ESPP shall be commenced on or after the date of this Agreement, and (iii) ensure that participants in the current offering period cannot increase their contribution rate any time after the date hereof. If the Closing shall occur prior to the end of the offering period underway under the Company ESPP on the date of this Agreement, the Company will pay to each participant in such offering as promptly as practicable following the Effective Time (but in no event later than the payment date for the first full payroll cycle following the Closing Date) an amount equal to the product of (i) the amount, if any, by which the Per Share Amount exceeds the ESPP Exercise Price and (ii) the number of shares of Company Common Stock the participant could purchase with his or her accumulated payroll deductions as of the Business Day immediately prior to the Closing Date at the ESPP Exercise Price.

(d) Termination of Company Equity Plans. Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of each Company Equity Plan as of the Effective Time, so that following the Effective Time, there shall be no outstanding Company Equity Plans or any Company Options or Company RSUs.

1.10 Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to withhold from any cash consideration payable pursuant to this Article 1 to any holder or former holder of Company Common Stock, Company Options or Company RSUs such amounts as the Paying Agent, Parent, the Company or the Surviving Corporation is required to withhold from such consideration under the Code, the Treasury Regulations or any corresponding provision of applicable tax law. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Entity.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company SEC Documents publicly filed after January 1, 2011 and prior to the date hereof (excluding (a) any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature and (b) any exhibits to such documents), or (ii) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

2.1 Due Organization and Good Standing. Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties, and to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized and existing or to have such power and authority would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries (to the extent that the laws of the applicable jurisdictions recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2 Charter Documents. The Company has delivered or made available to Parent or its counsel copies of the certificate of incorporation and bylaws (or similar governing documents) of the Company and each of its material Subsidiaries, in each case as amended through the date of this Agreement.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which (A) 26,266,494 shares of Company Common Stock had been issued and were outstanding as of March 16, 2012 (the “Capitalization Date”) and (B) 672,608 shares of Company Common Stock were held by the Company in its treasury as of the Capitalization Date; and (ii) 10,000,000 shares of Company Preferred Stock, of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock and of which no shares are outstanding or are held by the Company in its treasury.

(b) As of the Capitalization Date: (i) 74,396 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options; (ii) 787,177 shares of Company Common Stock are subject to issuance pursuant to outstanding Company RSUs; (iii) 1,335,905 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plans; (iv) 283,298 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP; and (v) 500,000 shares of Company Preferred Stock are reserved for future issuance pursuant to the Amended and Restated Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, dated as of August 3, 2009, as amended (the “Rights Agreement”). The Company has delivered or made available to Parent or its counsel copies of the Company ESPP, the Company Equity Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Options and Company RSUs.

(c) All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. Except for options, rights, securities, agreements, instruments, obligations and plans referred to in Section 2.3(b), including the Rights under, and as such term is defined in, the Rights Agreement, as of the date of this Agreement, except for changes since the close of business on the Capitalization Date resulting from the exercise of Company Options, there are no shares of capital stock or other voting securities or equity interests of the Company and there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other equity securities of the Company or any Subsidiary of the Company; (ii) stock appreciation right, redemption right, repurchase right, “phantom” stock right, performance units, interest in or right to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (iii) outstanding security, instrument or obligation of the Company or any Subsidiary of the Company that is or may become convertible into or exchangeable for any shares of the capital stock or other equity security of the Company or any Subsidiary of the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity securities.

(d) Section 2.3(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it or any of its Subsidiaries under any obligation to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are wholly owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any encumbrances.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

2.4 SEC Filings; Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all Company SEC Documents required to be filed with or furnished to the SEC by the Company since January 1, 2011. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments).

(c) None of the Acquired Entities has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, of a type required to be recorded or reflected on a balance sheet (including any related notes) prepared in accordance with GAAP (as in effect on the date of this Agreement), except for: (i) liabilities accrued or disclosed in the financial statements (including any related notes) contained in the Company’s annual report on Form 10-K for the fiscal year 2011 filed prior to the date hereof (the “2011 10-K”); (ii) liabilities incurred in the ordinary course of business since December 31, 2011; and (iii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(e) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and (ii) the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.

2.5 Absence of Certain Changes. Between December 31, 2011 and the date of this Agreement:

(a) the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices;

(b) no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c) none of the Acquired Entities has amended its certificate of incorporation or bylaws or equivalent organizational documents;

(d) other than the amounts borrowed under the Secured Revolving Credit Agreement, none of the Acquired Entities has incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business;

(e) the Company has not changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP;

(f) none of the Acquired Entities has sold or transferred any material portion of its assets, except in the ordinary course of business;

(g) the Company has not declared, set aside or paid any dividend or made any other distribution with respect to its capital stock;

(h) the Company has not made any material changes to the compensation or benefits of any current or former executive officer or director; or

(i) the Company has not entered into any agreement to take any of the actions referred to in clauses “(c)” through “(h)” of this sentence.

2.6 IP Rights.

(a) The Acquired Entities own, or have valid rights to use or license, all material IP Rights that are necessary for the conduct of their businesses substantially in the manner in which they are currently being conducted.

(b) To the Knowledge of the Company: (i) all material registered trademarks, registered service marks, patents and registered copyrights owned by the Acquired Entities are valid, enforceable and subsisting; (ii) the conduct of the businesses of the Acquired Entities, including any product or service marketed or sold by the Company or any of the other Acquired Entities, has not infringed or misappropriated, and does not infringe or misappropriate, any IP Rights owned by any other Person, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) no other Person is infringing any IP Rights owned by the Acquired Entities, except where the infringement would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities have taken reasonable steps to protect their IP Rights and to maintain the confidentiality of their trade secrets. No lawsuit, court action or other court proceeding (“Legal Proceeding”) or other claim is pending (or, to the Knowledge of the Company, is being threatened) that is material to the Company and its Subsidiaries, taken as a whole, against any of the Acquired Entities that is based upon any claim that any of the Acquired Entities is infringing any IP Rights owned by any other Person or challenging the validity, enforceability or ownership of, or the right to use, any IP Rights owned by any of the Acquired Entities.

2.7 Title to Assets; Real Property. The Acquired Entities own, and have good and valid title to, all tangible assets reflected on the balance sheet included in the Company’s 2011 Year-End Balance Sheet (except for tangible assets sold, used or disposed of in the ordinary course of business since December 31, 2011) free and clear of any liens or encumbrances, except that such tangible assets may be subject to: (i) liens for Taxes not yet due and payable; (ii) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business; (iii) liens, encumbrances or imperfections of title resulting from or relating to any of the contracts referred to in the Company Disclosure Schedule; (iv) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents publicly filed prior to the date hereof; and (v) liens, encumbrances or imperfections of title that do not have or would not reasonably be expected to have, individually or the aggregate, a Material Adverse Effect. The Acquired Entities do not own any real property.

2.8 Contracts. The Company has delivered or made available to Parent or its counsel an accurate and complete copy of each contract that is currently in effect (i) that is required under Item 601(b)(10) of SEC Regulation S-K to be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011, (ii) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate, (iii) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries); or (iv) that relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money in excess of $5,000,000 (each, a “Material Contract”). Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms. None of the Acquired Entities is in breach of or default under any Material Contract, except where the breach or default would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the Knowledge of the Company, no other Person is in breach of or default under any Material Contract, except where the breach or default would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.9 Compliance with Legal Requirements. Each Acquired Entity is, and since January 1, 2011 has been, in compliance with all Legal Requirements applicable to its business, except where the failure to comply with such Legal Requirements would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.10 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against any of the Acquired Entities that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) there is no material order or judgment specific to any of the Acquired Entities to which any of the Acquired Entities is subject; and

(c) to the Company’s Knowledge, no investigation by any Governmental Entity with respect to any of the Acquired Entities is pending or is being threatened, other than any investigations that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.11 Governmental Authorizations.

(a) (i) The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their businesses in the manner in which such businesses are currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the Acquired Entities are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2011, no Acquired Entity has received any written notice from any Governmental Entity: (A) asserting any material violation of any term or requirement of any material Governmental Authorization held by such Acquired Entity; (B) notifying such Acquired Entity of the revocation or withdrawal of any material Governmental Authorization held by such Acquired Entity; or (C) imposing any condition, modification or amendment on any Governmental Authorization, other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization.

(b) Section 2.11(b) of the Company Disclosure Schedule identifies all of the Company Communications Licenses as of the date hereof. The Company Communications Licenses are valid and in full force and effect and are not subject to any material conditions, except those conditions that may be contained within the terms of such Company Communications Licenses. No action by or before any Telecommunications Regulatory Authority is pending (or, to the Knowledge of the Company, is being threatened) in which the requested remedy is: (i) the revocation, suspension, cancellation, rescission or material modification of, or the refusal to renew, any of the Company Communications Licenses; or (ii) the imposition on any of the Acquired Entities of material fines, penalties or forfeitures. The holder of each Company Communications License is in compliance with such Company Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act and State Telecommunications Laws, and the payment of all regulatory assessments, fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure of such licensee to be in compliance, fulfill or perform its obligations or pay such assessments, fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against any of the Acquired Entities (and, to the Knowledge of the Company, no such inquiries, audits or other proceedings are being threatened by the Universal Service Administration Company against any of the Acquired Entities) that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12 Tax Matters.

(a) Each of the Tax returns required to be filed by the Acquired Entities with any Governmental Entity with respect to taxable periods ending at or before the Effective Time (the “Company Returns”): (i) has been or will be filed except where failure to file such Tax Return would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) has been, or will be when filed, prepared in compliance with applicable Legal Requirements, except where failure to be in such compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The amounts shown on the Company Returns to be due at or before the Effective Time have been paid or will be paid at or before the Effective Time.

(b) The 2011 Year-End Balance Sheet fully accrues the material liabilities of the Acquired Entities for Taxes with respect to all periods through December 31, 2011 in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of Taxes due for the period from January 1, 2012 through the Effective Time. The Parties acknowledge that, subject to applicable limitations under federal and state Tax Legal Requirements, including, without limitation, Section 162 of the Code, all payments of the Option Consideration to be paid pursuant to Section 1.9(a), all payments of the Company RSU Consideration to be paid pursuant to Section 1.9(b) and any expenses related to the Option Consideration and the Company RSU Consideration, including payroll-related Taxes, shall be treated as giving rise to a corresponding deduction to the Company immediately prior to the Effective Time for all income Tax purposes.

(c) (i) There are no examinations or audits of any Company Return underway, and no extension or waiver of the limitation period applicable to any Company Return is in effect; and (ii) no Legal Proceeding is pending (or, to the Knowledge of the Company, is being threatened) by any tax authority against any of the Acquired Entities in respect of any material Tax. There are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any of the Acquired Entities with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith). There are no liens for material Taxes upon any of the assets of any of the Acquired Entities, except liens for current Taxes not yet due and payable. None of the Acquired Entities has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Entities is required to include any adjustment in taxable income for any tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement. None of the Acquired Entities has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations. None of the Acquired Entities will be required to include in gross income any material amounts pursuant to Section 108(i) of the Code. The Acquired Entities have no obligation to any Person to provide any “gross-up” or similar payment to any Person with respect to any excise tax imposed under Section 4999 of the Code.

2.13 Employee Benefit Plans.

(a) Section 2.13(a) of the Company Disclosure Schedule contains a true and complete list of each of the material Company Plans. The Company has described or provided or made available to Parent current, accurate and complete copies, or in some cases copies of the prior year plans which are substantially similar to the plans currently in place, of all employee benefit plans, programs and arrangements (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements sponsored or maintained by the Acquired Entities or to which the Acquired Entities are making contributions or with respect to which the Acquired Entities have or would reasonably be expected to have any liability (contingent or otherwise) in each case, if material to the Acquired Entities (the “Company Plans”).

(b) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Company Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service. Each Company Plan has been operated in material compliance with its terms and complies in form and in operation in all material respects with all applicable Legal Requirements.

(c) None of the Acquired Entities nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code has ever sponsored, contributed to, or had or has any material liability respecting, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, no Company Plan provides health or life insurance benefits (whether or not insured), with respect to current or former employees or directors of any of the Acquired Entities beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B, the full cost of which is borne by the current or former employee or director.

(d) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(e) Except as disclosed in Section 2.13(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of any Acquired Entity to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(f) None of the Acquired Entities is a party to any agreement, contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) Each of the Acquired Entities is in compliance in all material respects with all applicable Legal Requirements and contracts to which it is a party relating to the employment of its employees.

2.14 Labor Matters. There are no collective bargaining agreements or other labor union agreements to which any of the Acquired Entities is a party or by which any of the Acquired Entities is bound, and, to the Knowledge of the Company, none of the Acquired Entities is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company’s Knowledge, since July 1, 2010, none of the Acquired Entities has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. The Acquired Entities are in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes. Each person employed by one of the Acquired Entities was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Acquired Entities should have been properly classified as an employee under applicable law, except where the failure to so classify or treat such Person would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.15 Environmental Matters. Each of the Acquired Entities is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since July 1, 2010, none of the Acquired Entities has received any written notice from a Governmental Entity or any other Person that alleges that it is materially violating any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Entities has received any written notice from a Governmental Entity or any other Person since July 1, 2010 that alleges that such current or prior owner or any Acquired Entity is materially violating any Environmental Law. For purposes of this Section 2.15, “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment, or human health and safety, or regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, gasoline or diesel fuel, petroleum and petroleum products.

2.16 Insurance. Since July 1, 2010, none of the Acquired Entities has received any written communication notifying it of any: (a) cancellation or invalidation of any material insurance policy held by it; (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by it; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. There is no pending material claim by any of the Acquired Entities against any insurance carrier under any insurance policy held by any of the Acquired Entities.

2.17 Certain Business Practices. To the Knowledge of the Company, none of the Acquired Entities has: (a) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity in violation of the Foreign Corrupt Practices Act of 1977; or (b) made any material unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977.

2.18 Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption at the Company Stockholders Meeting and resolved to recommend that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding on the record date established for the Company Stockholders Meeting (the “Company Stockholder Approval”) and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19 Stockholder Vote. Assuming the accuracy of the representation and warranty made in Section 3.9, the Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Merger.

2.20 Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not materially and adversely affect the Company’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of the Acquired Entities; (b) cause a violation by any of the Acquired Entities of any Legal Requirement applicable to it; or (c) cause a default on the part of any of the Acquired Entities under any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the creation of an encumbrance on any asset of the Company or any of its Subsidiaries. Except as may be required by the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the DGCL, the HSR Act or the rules and regulations of the New York Stock Exchange, none of the Acquired Entities is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent or approval would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not materially and adversely affect the Company’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

2.21 Section 203 of the DGCL Not Applicable. Assuming the accuracy of the representation and warranty made in Section 3.9, the board of directors of the Company has taken or will take any action necessary to render Section 203 of the DGCL and any similar law inapplicable to the Merger. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Merger or the transactions contemplated hereby.

2.22 Opinion of Financial Advisor. The board of directors of the Company has received (a) the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion (and subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders and (b) the opinion of Moelis & Company LLC to the effect that, as of the date of such opinion (and subject to the assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount is fair, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates.

2.23 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC and Moelis & Company LLC (collectively, the “Financial Advisors”) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company will furnish prior to Closing to Parent a true and complete copy of any contract between the Company and each of the Financial Advisors pursuant to which either Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby. The aggregate fees, exclusive of out of pocket expenses, payable by the Company or any of its Subsidiaries to the Financial Advisors in connection with this Agreement and the transactions contemplated hereby are set forth in Section 2.23 of the Company Disclosure Schedule.

2.24 Rights Agreement. The Company has taken all action necessary to render the Rights (as such term is defined in the Rights Agreement) inapplicable to the Merger, this Agreement and the consummation of the transactions contemplated by this Agreement and to cause the Rights to expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof.

2.25 Proxy Statement. The Proxy Statement (as defined in Section 4.3(a)) will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”):

3.1 Due Organization; Etc. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have all requisite corporate power and authority to own, lease and operate their respective properties, and to conduct their businesses in the manner in which such businesses are currently being conducted. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement. Parent is a direct, wholly owned Subsidiary of Zayo Group Holdings, Inc., which entity is a direct, wholly owned Subsidiary of Communication Infrastructure Investments, LLC (“CII”).

3.2 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

3.3 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or Merger Sub that could materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(b) There is no order or judgment to which Parent or Merger Sub is subject that could materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(c) To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or is being threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

3.4 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has: (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Parent; and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary company action on the part of Parent, and no other company proceedings on the part of Parent are necessary to authorize this Agreement. The board of directors of Merger Sub has: (A) approved and declared advisable this Agreement; and (B) resolved to recommend that Parent as the sole stockholder of Merger Sub adopt this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5 Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub; or (c) cause a default on the part of Parent or Merger Sub under any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective Affiliates or any of their respective properties or assets are bound, or result in the creation of an encumbrance on any asset of Parent, Merger Sub or any of their respective Affiliates. Except as may be required by the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the DGCL or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

3.6 Not an Interested Stockholder. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

3.7 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) the executed securities purchase agreement from private investment funds affiliated with GTCR LLC as well as existing indirect owners of Parent (the “Equity Purchase Agreement”) to invest, subject to the terms and conditions therein, cash in the aggregate amounts set forth therein (the “Equity Financing”), (ii) an executed commitment letter and a Redacted Fee Letter from Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC (the “Debt Commitment Letter” and, together with the Equity Purchase Agreement, collectively referred to as the “Financing Letters”), pursuant to which the lenders party thereto (collectively, the “Lenders”) have committed, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). None of the Financing Letters has been amended or modified prior to the date of this Agreement and as of the date of this Agreement, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 4.10), and as of the date of this Agreement, the respective obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Except for fee letters and engagement letters with respect to the Financing, as of the date hereof, there are no side letters or agreements (whether written or oral) to which Parent, Merger Sub or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing that could affect the availability of the Financing, or which include conditions precedent to the obligations of the parties thereunder, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof, and as of the date hereof, the Financing Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of CII, Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent or Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of CII, Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Letters applicable to it or CII will not be satisfied. Assuming the Financing is funded in accordance with the Financing Letters, Parent and Merger Sub, in the aggregate and together with the available cash and cash equivalents of the Company, will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate Company RSU Consideration, (ii) finance the repayment or refinancing of debt contemplated by this Agreement or either Financing Letter, (iii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

3.8 Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) any repayment or refinancing of debt as contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 2 hereof, (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable when made, (e) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (f) payment of all related fees and expenses, each of Parent and the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.9 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates beneficially owns any shares of Company Common Stock.

3.10 Information Supplied. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.11 Regulatory Matters. Except as disclosed in Section 3.11 of the Parent Disclosure Schedule, Parent represents that, with respect to itself and its subsidiaries (including Merger Sub) and Affiliates (each, a “Parent Affiliated Company”), (A) no Parent Affiliated Company is a foreign person, (B) no foreign person has an attributable direct or indirect ownership, voting or other control interest in any Parent Affiliated Company of ten percent (10%) or more, (C) the Parent Affiliated Companies are not cable operators, and a waiver of Section 652(b) of the Communications Act is not required to consummate the Merger or any of the other transactions contemplated by this Agreement to the extent that Parent Affiliated Companies may be affiliates (as defined in the Communications Act) of a cable operator that is owned, controlled by or under common ownership with such cable operator, and (D) no such Parent Affiliated Company is or has an ownership, voting or other control interest in any foreign telecommunications carrier or other foreign provider of telecommunications.

3.12 Independent Review; Non-Reliance. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In connection with entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement.

3.13 No Other Company Representations and Warranties. Except for the representations and warranties set forth in Article 2, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub.

3.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.15 Full Access. Parent acknowledges that, to its Knowledge, it and the Purchaser Representatives have received access to substantially all such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and the Purchaser Representatives have requested to review, and that it and the Purchaser Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.

3.16 Absence of Certain Agreements. As of the date of this Agreement, there are no contracts to which any of Parent, Merger Sub, or any of their respective Affiliates is party (a) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Alternative Acquisition Proposal or (b) pursuant to which any member of the Company’s board of directors or any current employee of the Company or any of its Subsidiaries (i) has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any existing contracts with the Company or any of its Subsidiaries), (y) contribute or roll over any shares of Company Common Stock or Company Options to the Company or any of its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock of the Company or any of its Subsidiaries (other than pursuant to any existing employment contracts with the Company or any of its Subsidiaries) or Parent, or (ii) otherwise is entitled to any material benefits in connection with this Agreement or the Merger, other than pursuant to the express terms of this Agreement or any other agreement, arrangement or understanding to which the Company is a party.

ARTICLE 4. COVENANTS

4.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise expressly permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) in all material respects carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has business relations, and to keep available the services of its current officers, in each case set forth in this clause (y) where the failure to do so would be materially adverse to the Company and its Subsidiaries taken as a whole. In addition to and without limiting the generality of the foregoing, the Company agrees that, prior to the Effective Time, except (i) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (h), (k), (m), (n), (o), (p), (q), (r) and, to the extent applicable to the foregoing clauses, (s) below), (ii) as set forth in Section 4.1 of the Company Disclosure Schedule, or (iii) as expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall ensure that each of the other Acquired Entities does not:

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents or the Rights Agreement;

(b) split, combine or reclassify any shares of its capital stock;

(c) declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), or enter into any agreement with respect to the voting of its capital stock;

(d) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(e) form any Subsidiary or acquire any equity interest in any other Entity for which the fair market value of the total consideration paid by the Company and its Subsidiaries exceeds $5,000,000 individually or $10,000,000 in the aggregate;

(f) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 individually or $10,000,000 in the aggregate in any transaction or series of related transactions;

(g) issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company or any Subsidiary on a deferred basis or other rights linked to the value of shares of capital stock, other than: (i) up to 20,000 shares of Company Common Stock underlying new grants of Company Options and/or Company RSUs to employees of the Company and its Subsidiaries who are not executive officers or directors; (ii) shares of Company Common Stock issuable upon exercise of Company Options or to holders of RSUs, in each case outstanding on the date hereof; and (iii) shares of Company Common Stock issuable pursuant to the Company ESPP;

(h) transfer, lease or license to any third party, or encumber, any material assets other than: (i) in the ordinary course of business; or (ii) as security for any borrowings that are not prohibited by Section 4.1(j);

(i) repurchase, redeem or otherwise acquire any shares of its capital stock, except shares of the Company’s capital stock repurchased from employees or former employees of any of the Acquired Entities as required pursuant to existing contractual relationships with holders of Company RSUs;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness, except for: (i) short-term borrowings incurred in the ordinary course of business and (ii) borrowings pursuant to the Secured Revolving Credit Agreement;

(k) adopt or amend any severance, termination or other employee benefit agreement or plan for the benefit of any director, officer, employee or consultant of the Company or any Subsidiary, or increase the compensation or fringe benefits of any director, officer, employee or consultant of the Company or any Subsidiary (except, in the case of employees who are not executive officers of the Company, for increases in the ordinary course of business that are consistent with past practices or as required by agreements, plans, programs or arrangements in effect on the date hereof and previously provided to Parent);

(l) enter into or amend or prematurely terminate any contract or waive, release or assign any rights or claims under any contract, in each case, where such action would have a materially adverse impact on the Company and its Subsidiaries taken as a whole;

(m) (i) enter into any individual sales order for the provision of fiber optic infrastructure in excess of 600 fiber miles or (ii) amend any individual sale order for the provision of fiber optic infrastructure to increase the number of fiber miles subject to that order by more than 600 fiber miles; provided, however, the Company shall have the right to renew any existing orders upon substantially the same terms as provided in the original agreement and shall have the right to enter into new orders where contractually obligated to do so; provided, further, that the Company shall provide Parent written notice of any such renewal or new order;

(n) change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable Legal Requirements or GAAP;

(o) make any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Acquired Entities;

(p) fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Acquired Entities in such calendar quarter, would exceed by more than $5,000,000 the aggregate amount budgeted for capital expenditures in such calendar quarter (as set forth in Section 4.1(p) of the Company Disclosure Schedule);

(q) settle or compromise any litigation, audit, claim or action against the Company or any of its Subsidiaries, other than settlements or compromises of any litigation, audit, claim or action (A) where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $10,000,000 in the aggregate or (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of the Company included in the 2011 10-K;

(r) fail to use commercially reasonable efforts to maintain compliance with the material Governmental Authorizations or otherwise maintain their validity and full force and effect; or

(s) enter into an agreement to take any of the actions described in clauses “(a)” through “(r)” of this Section 4.1.

4.2 Go Shop; No Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on April 17, 2012, the Company and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit and encourage, whether publicly or otherwise, Alternative Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Alternative Acquisition Proposal, including, subject to the last sentence of this Section 4.2(a), by way of providing access to non-public information to any Person pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (provided that any non-public information provided to such Persons shall be provided to Parent prior to or promptly following the time it is provided to such Persons); and (ii) enter into, engage in and maintain discussions or negotiations with respect to Alternative Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Alternative Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any Person to permit such Person to make or amend an Alternative Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. Notwithstanding anything to the contrary in this Section 4.2, prior to the Cut-Off Date the Company may not provide any non-public information to any Person (except the information described in Section 4.2(a) of the Company Disclosure Schedule) until such time as such Person has delivered to the Company a bona fide written Alternative Acquisition Proposal that constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(b) Except as permitted by Sections 4.2(c) and 4.2(d), from 12:00 a.m. (New York City time) on April 18, 2012 (the “No-Shop Period Start Date”), until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, nor shall it authorize or knowingly permit its Representatives, Subsidiaries or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an Alternative Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Alternative Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Alternative Acquisition Proposal. At 12:00 a.m. on the No-Shop Period Start Date, except as permitted by Sections 4.2(c) and 4.2(d), the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior thereto with respect to any Alternative Acquisition Proposal.

(c) Notwithstanding anything to the contrary set forth in Section 4.2(b), during the period commencing on the No-Shop Period Start Date and continuing until the earlier of the termination of this Agreement and the receipt of the Company Stockholder Approval, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written Alternative Acquisition Proposal if the Person so requesting such information executes an Acceptable Confidentiality Agreement (provided, that any non-public information provided to such Person shall be provided to Parent prior to or promptly following the time it is provided to such Person), and (ii) engage in negotiations or discussions with any Person who has made a bona fide written Alternative Acquisition Proposal, if in each such case, such Alternative Acquisition Proposal did not result from a material breach of this Section 4.2 and the board of directors of the Company determines in good faith (A) after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, and (B) after consultation with its financial advisor and outside legal counsel, that such Alternative Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(d) Notwithstanding anything to the contrary set forth in Section 4.2(b) or 4.2(c), following the No-Shop Period Start Date and until 11:59 p.m. (New York City time) on May 2, 2012 (the “Cut-Off Date”), the Company and its Representatives may continue to engage in the activities described in Section 4.2(a) with respect to each Exempted Person, including with respect to any amended Alternative Acquisition Proposal submitted by an Exempted Person.

(e) In addition to the obligations of the Company set forth in this Section 4.2, (x) within two Business Days of the No-Shop Period Start Date, except with respect to any Exempted Persons, the Company shall notify Parent of the number of parties who have executed Acceptable Confidentiality Agreements and provide Parent with the material terms and conditions of any Alternative Acquisition Proposal received from any such party (including the identity of such parties and copies of all proposed transaction documents) and (y) within two Business Days of the Cut-Off Date, the Company shall notify Parent of the number of Exempted Persons and provide Parent with the material terms and conditions of any Alternative Acquisition Proposal received from any such party (including the identity of such Exempted Persons and copies of all proposed transaction documents). In addition, from and after the No-Shop Period Start Date (and, with respect to any Exempted Person, from and after the Cut-Off Date), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or, to its Knowledge, its Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an Alternative Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Alternative Acquisition Proposal, in each case together with the material terms and conditions of such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Alternative Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation.

(f) Except as set forth in Section 4.2(g), neither the board of directors of the Company nor any committee thereof shall:

(i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Alternative Acquisition Proposal;

(ii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the board of directors of the Company may refrain from taking a position with respect to an Alternative Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Alternative Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Company Recommendation) (each action set forth in paragraph (i) above and this paragraph (ii) of Section 4.2(f), a “Change of Recommendation”);

(iii) cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Alternative Acquisition Proposal (provided that, for the avoidance of doubt, nothing in this Section 4.2 shall permit the Company to adopt or enter into an Alternative Acquisition Agreement prior to termination of this Agreement in accordance with its terms); or

(iv) take any action pursuant to Section 6.1(f).

(g) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the board of directors of the Company may, if the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, (I) effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event or (II) solely in response to a Superior Proposal received after the date hereof and that did not result from a material breach of this Section 4.2, take action pursuant to Section 6.1(f); provided, that: (A) the Company shall have provided prior written notice to Parent and Merger Sub, at least seventy-two hours in advance, of its intention to effect a Change of Recommendation or to take action pursuant to Section 6.1(f), which notice shall, if applicable, specify the identity of the party making a Superior Proposal and the material terms thereof (including copies of all proposed transaction documents); (B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 6.1(f), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or take such action pursuant to Section 6.1(f); and (C) the board of directors of the Company shall have considered in good faith any changes to this Agreement and the Financing Letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law even if such changes were to be given effect and, in the case of a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 4.2(g) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to forty-eight hours before the Change of Recommendation or action pursuant to Section 6.1(f) (rather than the seventy-two hours otherwise contemplated by this Section 4.2(g)).

(h) The Company agrees that any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(i) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal (for the avoidance of doubt, it being agreed that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a Change of Recommendation).

4.3 Meeting of the Company’s Stockholders.

(a) As promptly as reasonably practicable following the date of this Agreement (but no later than the 20th Business Day following the date hereof), the Company shall (i) prepare and file with the SEC a proxy statement (the “Proxy Statement”) with respect to a meeting of holders of Company Common Stock to vote to adopt this Agreement (the “Company Stockholders Meeting”); and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC and the Company shall consider in good faith any comments reasonably proposed by Parent. Parent shall furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Proxy Statement. The Company shall (to the extent required by applicable federal securities laws): (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC. The Company shall promptly provide Parent and its counsel with a copy of any comments received by the Company from the SEC with respect to the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent.

(b) As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall (subject to applicable Legal Requirements and the requirements of its certificate of incorporation and bylaws) take all action reasonably necessary to convene the Company Stockholders Meeting and to cause the Proxy Statement to be mailed to the Company’s stockholders; provided, that the Company shall not be obligated to mail the Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date (or, if the Company continues in discussions with an Exempted Person after the No-Shop Period Start Date, prior to the Cut-Off Date). Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the Company Stockholders Meeting if the Company determines in good faith that the delay, postponement or adjournment of the Company Stockholders Meeting is necessary or appropriate in order to facilitate compliance with applicable Legal Requirements or enable the Company to obtain sufficient votes for the adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Acquisition Proposal or the occurrence of any Change of Recommendation.

(c) Except as expressly contemplated by Sections 4.2 and 4.3, the board of directors of the Company shall recommend adoption of this Agreement and approval of the Merger (the “Company Recommendation”), and include such Company Recommendation in the Proxy Statement, and the Company shall take all lawful action to solicit such adoption and approval.

4.4 Filings; Other Actions.

(a) Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger, including notifications, applications or other filings required by the Telecommunications Regulatory Authorities and Governmental Franchising Authorities under applicable Legal Requirements and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to: (A) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (B) promptly take, and cause its Affiliates to take, all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement; (C) promptly provide all notifications required by and file all applications and other filings with the FCC seeking the consent or waiver of the FCC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; (D) promptly provide all notifications and registrations required by, and file all applications and other filings with, each applicable State PUC seeking consent or waiver of each applicable State PUC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; and (E) promptly provide all notifications and registrations required by, and file all applications and other filings with, each Governmental Franchising Authority or other Governmental Entity seeking the consent of the Governmental Franchising Authority or other Governmental Entity that are necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b) Without limiting the generality of anything contained in Section 4.4(a) or 4.4(c), each party hereto shall: (i) give the other parties prompt notice of the commencement by any Governmental Entity of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any material communication to or from the Federal Trade Commission, the Department of Justice, any Telecommunications Regulatory Authority, any Governmental Franchising Authority or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other document made or submitted in connection with any investigation, action or Legal Proceeding under or relating to (A) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law or (B) any Legal Requirement enforced or administered by a Telecommunications Regulatory Authority or by a Governmental Franchising Authority. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to such investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such investigation, action or Legal Proceeding.

(c) Without limiting the generality of anything contained in Section 4.4(a) or 4.4(b), Parent and Merger Sub shall take or cause to be taken the following actions: (i) the prompt use of reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to (which may be conditioned on the occurrence of the Closing) sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or business or other segments of the Company and/or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and (ii) the prompt use of reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (i) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, following the consummation of the Merger.

(d) With respect to each application, notice or other filing with any Governmental Entity referenced in Section 4.4(a) above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with all information and signatures necessary for the preparation and filing of such applications, notifications and filings on a timely basis, and shall use reasonable best efforts to prosecute the applications or other requests for approval or waiver diligently and in good faith. Each of the Company, Parent and Merger Sub shall take such actions as may be necessary or reasonably required in connection with such applications, including the furnishing to Governmental Entities of any documents, materials or other information requested. In addition, each of the Company, Parent and Merger Sub shall: (A) permit a representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and to the extent the other party does not attend or participate in a substantive meeting, such other party shall be promptly notified of the substance of such meeting; and (B) permit the other party to review in advance any proposed written communication to Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and shall provide a copy to the other party on all such written communications to or from the Governmental Entities. Subject to the proviso in the last sentence of Section 4.4(c), (i) no party shall, without the written consent of the other party, knowingly take, or fail to take, any action if the reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of any Governmental Entity not to grant its required consent, or cause any material delay in obtaining such consent, as required or appropriate to consummate the Merger and the transactions contemplated by this Agreement; and (ii) if there are any challenges or protests to such applications, or any petitions for reconsideration, appeals or similar filings made seeking to overturn the consent of a Governmental Entity (including without limitation, reconsideration of a Governmental Entity on its own motion), each of the Company, Parent and Merger Sub shall use any and all efforts to defend the applicable consent(s) against such actions.

(e) With respect to each joint application, notice or other filing with any Telecommunications Regulatory Authority or Governmental Franchising Authority in connection with the Merger or the other transactions contemplated by this Agreement, Parent shall, subject to applicable law and the rules and regulations of any Telecommunications Regulatory Authority or Governmental Franchising Authority, have primary responsibility for preparing and filing such submissions, except that the Company may be responsible for executing or providing its signatures for such submissions, and the Company shall have the opportunity to review and comment on each submission prior to filing, and Parent shall consider in good faith any comments reasonably proposed by the Company. Parent shall pay all filing fees and each party shall be responsible for payment of its own attorneys’ fees associated with any such applications, notices or other filings.

(f) Parent, as the sole stockholder of Merger Sub, shall validly adopt this Agreement immediately following the execution and delivery of this Agreement. If required under the provisions of Parent’s certificate of incorporation, bylaws or comparable governing documents, Parent shall cause its stockholders to validly adopt this Agreement immediately following the execution and delivery of this Agreement.

4.5 Access. Upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Entities’ properties, books and records, and personnel, and, during such period, the Company shall cause to be furnished promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information set forth in Section 4.5 of the Company Disclosure Schedule or that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties or violate any obligation of any of the Acquired Entities with respect to confidentiality; (ii) jeopardize protections afforded any of the Acquired Entities under the attorney-client privilege or the attorney work product doctrine; (iii) materially interfere with the conduct of the business of the Acquired Entities; or (iv) include information that identifies specific customers or other confidential information with respect to any specific customer relationship (provided that in the case that any such access or disclosure is limited for the reasons described in clause (iv), from and after the No-Shop Period Start Date (or, if the Company continues in discussions with an Exempted Person following the No-Shop Period Start Date, following the Cut-Off Date), Parent and the Company each agree to use reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 4.5). All information obtained by Parent and its representatives pursuant to this Section 4.5 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement.

4.6 Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of: (a) any material inaccuracy in any representation or warranty of any party hereto that would make the condition set forth in Section 5.2(a) or Section 5.3(a) incapable of being satisfied or (b) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement that would make the condition set forth in Section 5.2(b) or Section 5.3(b) incapable of being satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder.

4.7 Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing, and give each other a reasonable opportunity to review, any press releases or other public statements with respect to the transactions contemplated by this Agreement or filings with any Governmental Entity with respect to the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirement or the rules of a national securities exchange.

4.8 Employee Benefits.

(a) For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to provide employees of the Surviving Corporation and its Subsidiaries (“Affected Employees”) compensation (including bonus opportunities but excluding equity based compensation) and benefits that are in the aggregate at least as favorable to such Affected Employees as the compensation and benefits provided by Parent and its Affiliates to similarly situated employees of Parent and such Affiliates.

(b) Parent shall ensure that Affected Employees receive credit (for purposes of eligibility to participate and vesting, but not benefit accrual) for service with the Acquired Entities prior to the Effective Time (to the same extent such service credit was granted under the Company Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees became participants (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries. In addition, and without limiting the generality of the foregoing, Parent shall ensure that: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated immediately before the Effective Time, (ii) to the extent permitted under the terms of such Parent Employee Plan, for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents; and (iii) to the extent permitted under the terms of such Parent Employee Plan, each Affected Employee and his or her covered dependents shall receive credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans. Nothing in this Section 4.8(b) is intended to amend any employee benefit plans or prevent Parent from terminating any employee benefit plans in a manner permissible under the terms thereof.

(c) Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to the Affected Employees. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee for any specific period of time. The provisions of this Section 4.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Affected Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

4.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Acquired Entities pursuant to: (i) each indemnification agreement in effect between any of the Acquired Entities and any Indemnified Party (as defined in Section 4.9(i)); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Acquired Entities as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

(b) Without limiting the provisions of Section 4.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration or investigation arises out of or pertains to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director or officer of any of the Acquired Entities (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 4.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim, Legal Proceeding, arbitration or investigation: (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent and the Surviving Corporation shall be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto); (B) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent; and (C) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, however, that no Indemnified Party shall be liable for any settlement effected without such Indemnified Party’s express written consent. Notwithstanding anything to the contrary contained in this Section 4.9(b) or elsewhere in this Agreement, Parent and the Surviving Corporation each agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, Legal Proceeding, arbitration or investigation.

(c) Through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that: (i) in no event shall Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Annual Cap”), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided that the cost of such “tail” policy shall be subject to the Annual Cap.

(d) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 4.9 shall be joint and several.

(e) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 4.9.

(f) The obligations set forth in this Section 4.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 4.9(c) (and their heirs and representatives), (each, an “Other Indemnified Party”) without the prior written consent of such affected Indemnified Party or Other Indemnified Party. Each of the Indemnified Parties and Other Indemnified Parties are intended to be third party beneficiaries of this Section 4.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and Other Indemnified Parties under this Section 4.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(g) This Section 4.9 shall survive consummation of the Merger and the Effective Time. This Section 4.9 is intended to benefit, and may be enforced by, the Indemnified Parties, the Other Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.9 is not prior to or in substitution for any such claims under such policies.

(i) For purposes of this Agreement, each Person who is or was an officer or director of any of the Acquired Entities at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

4.10 Financing.

(a) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters pursuant to the terms thereof and satisfy the conditions to the Financing as described in the Financing Letters (including, without limitation, the repayment of any indebtedness to the extent such repayment is a condition to the Debt Financing) and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Financing Letters if such termination, amendment, modification, waiver or replacement (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 3.7 shall be true and correct)or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto; provided that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such termination, amendment, modification, waiver or replacement.

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter with, subject to the restrictions contained in Section 4.10(a)(i), the conditions to funding contained in the Debt Commitment Letter and on the terms (including the flex provisions) contained in the Debt Commitment Letter (or on terms acceptable to Parent, Merger Sub and the Financing Sources that do not affect such conditions and will not impair the Closing), (C) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 4.10(b)) and in the Equity Purchase Agreement and, upon satisfaction of the conditions set forth in the Financing Letters, to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) to cause the Lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) under the Financing Letters and (E) to comply with its obligations under the Financing Letters. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of drafts and definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement relating to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide information reasonably requested by the Company relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence. If any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration, the aggregate Option Consideration, the aggregate Company RSU Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable to Parent and Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter. Parent shall promptly deliver to the Company true and complete copies of all contracts (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. For purposes of this Section 4.10 and Section 3.7, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters as permitted by this Section 4.10 to be amended, modified or replaced and references to “Financing Letters” shall include such documents as permitted by this Section 4.10 to be amended, modified or replaced, in each case from and after such amendment, modification and replacement.

(b) Prior to the Closing Date, the Company shall provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) (A) furnishing Parent and Merger Sub and their Financing Sources, promptly following Parent’s request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities contemplated by the Available Financing at the time during the Company’s fiscal year such offerings will be made and (B) furnishing Parent and Merger Sub and their Financing Sources, promptly following Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing (the “Bank Financing”), to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, and including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letter (other than financial information, which is covered by clause (ii) below), (ii) furnishing Parent and Merger Sub and their Financing Sources all financial statements, pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries that is required under the Debt Commitment Letter (as in effect on the date of this Agreement), including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time the Financing is to be consummated, including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letter together with drafts of customary comfort letters by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clauses (i) and (ii) herein shall mean the “Required Information”), (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing; provided, that any offering documents in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by Parent, (vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving

Corporation immediately after the Effective Time, (vii) executing and delivering any customary credit agreements, indentures and pledge and security documents (subject to occurrence of the Effective Time and to be effective on the Closing Date) and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent, (viii) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Available Financing, (ix) assisting in the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements on terms that are reasonably requested by Parent in connection with the Available Financing; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (x) in connection with the Bank Financing or any bridge or loan financing contemplated by the Debt Commitment Letter, providing customary authorization letters to the Financing Sources of the Debt Financing authorizing the distribution of information to prospective lenders, (xi) cooperating reasonably with the due diligence of the Financing Sources of the Debt Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (xii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date; provided, however, that, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than information furnished by or on behalf of the Company or its Subsidiaries) used in connection therewith.

4.11 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12 Director Resignations. The Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company two (2) Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.

4.13 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the board of directors of the Company and shall keep Parent reasonably informed with respect to the status thereof (it being understood that the Company shall control the defense and settlement of litigation against any of its directors or the Acquired Entities with counsel of its own choosing). Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing in its reasonable discretion.

ARTICLE 5. CONDITIONS TO THE MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Legal Requirements and the Company’s certificate of incorporation and bylaws;

(b) HSR Act. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

(c) Other Governmental Approvals. The approvals and notices specified in Section 5.1(c) of the Company Disclosure Schedule shall have been obtained and provided, respectively, without any conditions or requirements that are or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (i) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, following the consummation of the Merger; and

(d) No Injunctions or Restraints. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing, and no law shall have been enacted since the date of this Agreement and shall remain in effect, that prohibits the consummation of the Merger.

5.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(e), 2.5(b), 2.18 and 2.23 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.2(a) only, without any materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.2(a)(ii) if such inaccuracies (considered collectively) do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of the Closing Date;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a Material Adverse Effect; and

(d) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

5.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.3(a) only, without any materiality qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Officers’ Certificate. The Company shall have received a certificate dated the Closing Date and signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

5.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 6. TERMINATION

6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or, except as specified otherwise in this Section 6.1, after adoption of this Agreement by the Company’s stockholders):

(a) by mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors;

(b) by either the Company or Parent if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was caused by the failure of such party to perform any of its obligations under this Agreement;

(c) by either the Company or Parent if any injunction or other order having the effect set forth in Section 5.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party to perform any of its obligations under this Agreement, including using its reasonable best efforts to have any such injunction lifted in accordance with Section 4.4;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e) by Parent if a Change of Recommendation occurs;

(f) by the Company, at any time prior to obtaining the Company Stockholder Approval, after complying with the procedures set forth in Section 4.2(g), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that (i) the Company shall pay the Company Termination Fee in accordance with Section 6.3(a) prior to or substantially concurrently with such termination and (ii) the Company shall, substantially concurrently with such termination, enter into the associated Alternative Acquisition Agreement;

(g) by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy shall not have been cured in all material respects;

(h) by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Merger Sub; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy shall not have been cured in all material respects;

(i) by Parent if: (i) any material covenant of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the breach of such covenant of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects;

(j) by the Company if: (i) any material covenant of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the breach in such covenant of Parent; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; or

(k) by the Company, if all of the conditions set forth in Sections 5.1 and 5.2 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than the second Business Day following the final day of the Marketing Period and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such period.

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect without any further liability on the Company, Parent or Merger Sub; provided, however, that: (i) this Section 6.2, Section 6.3, Article 7, and the expense reimbursement and indemnification provisions of Section 4.10(b) shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) subject to Section 6.3(e) and (f), the termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach of any covenant contained in this Agreement.

6.3 Termination Fee.

(a) In the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(d) or by Parent pursuant to Section 6.1(g) or Section 6.1(i), (B) any Alternative Acquisition Proposal has been made known to the Company or publicly announced by any Person (other than by Parent, Merger Sub or their respective affiliates) and, in either case, not withdrawn after the date of this Agreement but prior to such termination or, with respect to a termination pursuant to Section 6.1(d), prior to the Company Stockholders Meeting and (C) the Company (I) completes an Alternative Acquisition Proposal within twelve (12) months of the date this Agreement is terminated or (II) enters into a definitive agreement with respect to any Alternative Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated, and such Alternative Acquisition Proposal is consummated (provided, that for purposes of clause (C), the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”), then within two Business Days of such consummation, the Company shall pay to Parent by wire transfer the Company Termination Fee;

(ii) this Agreement is terminated by the Company pursuant to Section 6.1(f), then prior to or substantially concurrently with such termination the Company shall pay to Parent the Company Termination Fee by wire transfer; or

(iii) this Agreement is terminated by Parent pursuant to Section 6.1(e), then within two Business Days of such termination, the Company shall pay to Parent the Company Termination Fee by wire transfer;

it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount in immediately available funds equal to $75,000,000; provided, that if the Company terminates this Agreement pursuant to Section 6.1(f) on or prior to the Cut-Off Date, then the Company Termination Fee shall be $45,000,000.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 6.1(h), (j) or (k), then Parent shall pay to the Company a termination fee of $100,000,000 in cash in immediately available funds (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) Each of the parties hereto acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party for the payment set forth in this Section 6.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(d) None of the Company’s and its Subsidiaries’ respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates, other than the Company and its Subsidiaries, (collectively, the “Company Related Parties”), will have any liability to Parent, Merger Sub and any of their Affiliates relating to or arising out of the Merger or any of the other transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to this Section 6.3 shall, except for the right to obtain specific performance in accordance with Section 7.6, be the sole and exclusive remedy of the Company and its Affiliates against (A) Parent, Merger Sub, the Financing Sources and any of their respective current, former or future Affiliates and (B) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (A) (the Persons listed in the foregoing clause (A) and (B), collectively, the “Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee; and upon payment of such fee, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement, the Financing Letters or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(ii) except for the right to obtain specific performance in accordance with Section 7.6, in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement, or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, the Company agrees that the maximum aggregate liability of the Parent Related Parties shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (including consequential, indirect or punitive damages); and

(iii) this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, the entities that are expressly identified as parties hereto, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any other Parent Related Party.

(f) Notwithstanding anything to the contrary in this Agreement:

(i) Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to this Section 6.3 shall, except for the right to obtain specific performance in accordance with Section 7.6, be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Company for any loss suffered as a result of any breach of this Agreement or the failure of the Merger to be consummated, in each case, in any circumstance in which the Parent is permitted to terminate this Agreement and receive the Company Termination Fee; and upon payment of such fee, the Company shall not have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement or in respect of any other agreement, document or theory of law or equity; provided, however, that this paragraph (f)(i) shall not limit Parent’s rights with respect to any liabilities or damages incurred or suffered by Parent or Merger Sub as a result of the willful and material breach by the Company of any of its covenants or agreements set forth in this Agreement (including any such case in which the Company Termination Fee is payable pursuant to this Section 6.3); and

(ii) without limiting the rights of Parent or Merger Sub against the Company, in no event shall Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time prior to the Effective Time whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company or Merger Sub without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.

7.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

7.4 Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Company acknowledges and agrees that, upon execution of this Agreement, (i) the obligations of Parent and its Affiliates set forth in the seventh paragraph of the Confidentiality Agreement (regarding the standstill) are hereby terminated and of no further force or effect and (ii) the penultimate sentence of the second paragraph of the Confidentiality Agreement is hereby deleted and of no further force or effect, and each potential source of financing, financial advisor or other potential equity participant shall be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the Confidentiality Agreement. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties set forth in Article 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 3. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

7.5 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9 of this Agreement. Notwithstanding the foregoing, each of the parties hereto agrees that it shall not, and it shall use its commercially reasonable efforts to not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Financing Letters, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE FINANCING LETTERS.

7.6 Remedies; Specific Performance.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 7.6, including the limitations set forth in Section 7.6(c), it is agreed that, prior to the termination of this Agreement pursuant to Article 6, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

(c) Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to obtain specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger and, if so desired, to cause the Equity Financing to be funded only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement, including Section 1.3, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 4.10, such alternative financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has confirmed in a written notice delivered to Parent and the Financing Sources that if specific performance is granted and the Equity Financing and Debt Financing (or alternative financing, to the extent described above) are funded, the Company stands ready, willing and able for the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to obtain specific performance of Parent’s or Merger Sub’s right to cause the Equity Financing to be funded or obligations to complete the Merger if the Debt Financing (or alternative financing, to the extent described above) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at Closing). For the avoidance of doubt, while the Company may pursue both a grant of specific performance as expressly permitted by this Section 7.6 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 6.3), under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

(d) The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereto hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party (including, without limitation, any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.6. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.6.

7.7 Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

7.8 Assignability; Third Party Rights.

(a) Subject to Section 7.8(b), this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Except as set forth in the final sentence of this Section 7.8(b), nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever. Notwithstanding anything to the contrary contained in this Agreement: (i) from and after the Effective Time, each Person who holds Company Common Stock, a Company Option or a Company RSU prior to the Effective Time shall be a third party beneficiary of the provisions set forth in Article 1 solely to the extent necessary for such Person to receive the consideration to which it is entitled pursuant to Article 1; (ii) from and after the Effective Time, the Indemnified Parties and the Other Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 4.9; (iii) the third party beneficiaries of the Equity Purchase Agreement shall have the rights explicitly provided to them as set forth therein; (iv) the Company Related Parties shall be express third party beneficiaries of, and shall be entitled to rely on, Section 6.3(d); and (v) the Financing Sources and the Parent Related Parties shall be express third party beneficiaries of, and entitled to rely on, Sections 6.3(b), 6.3(e) and 7.5.

7.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission or email before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or email on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Merger Sub:

Zayo Group, LLC

400 Centennial Parkway, Suite 200

Louisville, Colorado

Attention: General Counsel

Facsimile: (303) 226-5923

Email: scott.beer@zayo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4200

Denver, Colorado 80202

Attention: Steven Talley, Esq. and

     Eduardo Gallardo, Esq.

Facsimile: (303) 298-5907

     (212) 351-4035

Email: stalley@gibsondunn.com

egallardo@gibsondunn.com

if to the Company:

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

Attention: General Counsel

Facsimile: (914) 421-6793

Email: rsokota@above.net

with copies (which shall not constitute notice) to:

Wiggin and Dana LLP

450 Lexington Avenue

New York, New York 10017

Attention: Scott L. Kaufman, Esq.

Facsimile: (212) 490-0536

Email: skaufman@wiggin.com

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Steven J. Gartner, Esq. and

     Jeffrey S. Hochman, Esq.

Facsimile: (212) 728-9592

Email: jhochman@willkie.com

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.11 Obligation of Parent. Except as otherwise provided herein, Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement (including Section 4.9), and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

7.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the word “or” shall not be exclusive.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Remainder of Page Intentionally Left Blank]

The Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

ZAYO GROUP, LLC

By:	/s/ Kenneth desGarennes
Name: Kenneth desGarennes
Title: Chief Financial Officer

VOILA SUB, INC.

By:	/s/ Scott E. Beer
Name: Scott E. Beer
Title: General Counsel and Secretary

ABOVENET, INC.

By:	/s/ William G. LaPerch
Name: William G. LaPerch
Title: Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Alternative Acquisition Proposals or amendments thereto.

“Acquired Entities” means the Company and each of the Company’s Subsidiaries.

A Person shall be deemed to be an “Affiliate” of another Person if such Person controls, is controlled by or is under common control with such other Person.

“Alternative Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or one of its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (a) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 20% or more of the outstanding Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Communications Licenses” means all material Governmental Authorizations issued by the Telecommunications Regulatory Authorities and held by the Acquired Entities as of the date of this Agreement, provided, however, that “Company Communications Licenses” shall not include any Governmental Authorizations issued by (a) a municipal or other local Governmental Entity or (b) a Governmental Entity managing transit, highway, bridge, tunnel, parks or other property related to use of rights of way.

“Company Equity Plans” means the Company’s Management Incentive Stock Plan, (also referred to as the 2003 Stock Option and Stock Unit Grant Plan), 2008 Equity Incentive Plan and 2011 Equity Incentive Plan.

“Company ESPP” means the Company’s Amended and Restated 2010 Employee Stock Purchase Plan.

“Company Options” means options to purchase shares of Company Common Stock from the Company, granted by the Company pursuant to a Company Equity Plan.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company RSUs” means restricted stock units granted by the Company pursuant to a Company Equity Plan, including any performance-based restricted stock units.

“Company SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Company with the SEC since January 1, 2011.

“Confidentiality Agreement” means that certain Agreement, dated as of March 4, 2012, between Parent and the Company, as it may be amended from time to time.

“End Date” means December 18, 2012.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

“ESPP Exercise Price” means 85% of the closing price of the Company Common Stock on the commencement date of the offering period under the Company ESPP which includes the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Person” means any Person or group of Persons from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Alternative Acquisition Proposal, or any group in which at least 50% of the equity financing of such group includes such Persons or Persons that were a part of any such group.

“FCC” means the Federal Communications Commission.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Equity Financing or the Debt Financing, or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Equity Financing or the Debt Financing and their successors and assigns.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Entity.

“Governmental Entity” means any federal, state, local or foreign governmental authority.

“Governmental Franchising Authority” means any state, municipal, local or other governmental franchising authority that regulates the business of the Acquired Entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intervening Event” means a material event or circumstance that was not known to the board of directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the board of directors of the Company prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequent thereof constitute an Intervening Event.

“IP Rights” means all patents, patent applications, trademarks or service marks (whether registered or unregistered), trademark or service mark applications, copyrights (whether registered or unregistered), copyright applications, trade secrets, domain names and other intellectual property rights of any nature arising anywhere in the world.

“Knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Exhibit A of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the persons listed in Exhibit A of the Parent Disclosure Schedule.

“Legal Requirement” means any law, statute, rule, ordinance or regulation adopted or promulgated by any Governmental Entity.

“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (a) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 4.10(b) and (b) the conditions set forth in Section 5.1 shall be satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.2 to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive Business Day period and (ii) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 20 consecutive Business Day period, then a new 20 consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 20 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (i) prior to the completion of such 20 consecutive Business Day period, the Company’s independent accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, (ii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required under GAAP or (iii) the Company shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that the Marketing Period shall not include the periods (x) from and including July 2, 2012 to and including July 6, 2012, (y) from and including August 20, 2012 to and including September 3, 2012, and (z) from and including November 21, 2012 to and including November 23, 2012.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Acquired Entities taken as a whole; provided, however, that the determination of a Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (a) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the transactions contemplated by this Agreement; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the telecommunications industry or in any industry sector in which any of the Acquired Entities operates or participates; (d) a change in the Company’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (e) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (f) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (g) changes in general legal, regulatory or political conditions after the date hereof; (h) changes in GAAP or applicable Legal Requirements or the interpretation thereof after the date hereof; (i) any event, occurrence, development or circumstance disclosed in the Company Disclosure Schedule; (j) the taking of any action, or any failure to act, as expressly permitted by this Agreement or consented to by Parent in writing; or (k) the failure to obtain the consent or waiver from any Person that could be required under any Material Contract in connection with or relating to the Merger or the transactions contemplated by this Agreement to the extent such contract has been disclosed in Exhibit B of the Company Disclosure Schedule, except with respect to clauses (b), (c), (e), (g) and (h), to the extent, and only to the extent such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industry in which Company and its Subsidiaries operate.

“Person” means any individual or Entity.

“Purchaser Representatives” means the controlling parties, investment committee members (if applicable), general partners, directors, officers, employees, agents, consultants, accountants, attorneys, financial advisors, lenders, investors, prospective lenders and other Financing Sources of Parent.

“Redacted Fee Letter” means a fee letter from a Financing Source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such Financing Source, except to the extent a reduction from such Financing Source would be offset by an increase in the Debt Financing or other funding being made available by such Financing Source or another financing source.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Secured Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of January 28, 2011, among AboveNet, Inc., AboveNet Communications, Inc., AboveNet of Utah, L.L.C., AboveNet of VA, L.L.C., AboveNet International, Inc., the Lenders party thereto and SunTrust Bank, as Administrative Agent, as amended by the First Amendment, dated as of March 28, 2011.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Acquired Entities.

“State Telecommunications Laws” means the state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person owns, directly or indirectly, at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that the board of directors of the Company has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any adjustment to the terms proposed by Parent in response to such proposal); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” or “Taxes” means, with respect to any Entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, telecommunications, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other similar taxes or assessments of any kind whatsoever, including without limitation telecommunications taxes, assessments, contributions (including, but not limited to, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan and to the shared costs of local number portability administration) and regulatory fees required under the Communications Act and State Telecommunications Laws, together with all interest, penalties and additions to tax imposed by any taxing authority (domestic or foreign) on such Entity.

“Telecommunications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Entities that regulate telecommunications facilities or telecommunications services in the jurisdictions in which the Acquired Entities have such facilities or conduct business as of the date of this Agreement. Notwithstanding the foregoing, Telecommunications Regulatory Authorities shall not include any Governmental Franchising Authority.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“2011 Year-End Balance Sheet” means the consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011, including the notes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ABOVENET, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

AboveNet, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

INDEMNIFICATION

(a) The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as amended from time to time, and as provided in the bylaws of the Corporation (the “Bylaws”), indemnify and hold harmless any and all directors and officers whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such directors or officers in connection with any actual or threatened action, suit or other proceeding in which any such director or officer may become involved as a defendant or otherwise or by which such director or officer may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such director or officer is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be, and such obligation shall continue notwithstanding that any such person shall have ceased to serve as a director or officer of the Corporation.

(b) The Corporation may, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the Bylaws, indemnify and hold harmless any and all persons whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such persons in connection with any actual or threatened action, suit or other proceeding in which any such person may become involved as a defendant or otherwise or by which such person may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be.

(c) Expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents (including attorneys’ fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

ARTICLE VIII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article VIII or of Article VII of this Amended and Restated Certificate of Incorporation, as it may be further amended shall apply to or have any effect on the liability or alleged liability or right to indemnity of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

ARTICLE IX

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

ABOVENET, INC.

(as of [            ])

ARTICLE I

OFFICES

Section 1.1 Registered Office. AboveNet, Inc. (the “Corporation”) shall maintain its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange St, in the City of Wilmington, County of New Castle and the name of its registered agent at that address is The Corporation Trust Company.

Section 1.2 Other Offices. The Corporation may also have offices in such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meetings. Meetings of stockholders may be held at such place (if any), either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.3 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “GCL”). Stockholders may act by written or electronic transmission of consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written or electronic transmission of consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could have been elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.2 Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors, the President or by resolution of the Board of Directors. Notice of each special meeting shall be given in accordance with Section 2.4 of these Bylaws. Unless otherwise permitted by law, business transacted at any special meeting of stockholders shall be limited to the purpose stated in the notice.

Section 2.3 Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice or electronic transmission, in the manner provided in Section 232 of the GCL, of notice of the meeting, which shall state the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 days nor more than 60 days before the date of any such meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled notice of such meeting. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 2.5 Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority in voting power of the issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. When a quorum is once present to organize a meeting, the quorum is not broken by the subsequent withdrawal of any stockholders. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.10 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6 Voting.

(a) Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(b) All elections of directors shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and except as otherwise required by law, the Certificate of Incorporation or these Bylaws, all other matters shall be determined by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Section 2.7 Proxy Representation. Any stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 2.8 Organization.

(a) The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, the President of the Corporation, shall preside at all meetings of the stockholders.

(b) The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairman of the Board of Directors or the President shall appoint a person to act as Secretary at such meetings.

Section 2.9 Conduct of Meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, a majority in voting power of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.11 Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise restricted by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

(b) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section 2.11. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.11 to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the GCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided by law.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 2.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders required by this Section 2.12, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided by the Certificate of Incorporation or these Bylaws.

Section 3.2 Number and Term. The number of directors shall be fixed from time to time by the Board of Directors. The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year or until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Directors need not be stockholders.

Section 3.3 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Board of Directors, the Chairman of the Board of Directors, the President or Secretary, as the case may be. The acceptance of a resignation shall not be necessary to make it effective.

Section 3.4 Removal. Any director or the entire Board of Directors may be removed either with or without cause at any time by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote for the election of directors at any annual or special meeting of the stockholders called for that purpose or by written or electronic transmission of consent as permitted by law.

Section 3.5 Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies occurring in any directorship and newly created directorships may be filled by a majority vote of the remaining directors then in office. Any director so chosen shall hold office for the unexpired term of his or her predecessor in the case of a director elected to fill a vacancy, until the next annual meeting of stockholders in the case of a director elected to fill a newly created directorship, and in each case until his or her successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 3.6 Meetings.

(a) The initial directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business that may properly come before the meeting. An annual meeting of the Board of Directors shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by written or electronic transmission of consent of a resolution of the directors.

(c) Special meetings of the Board of Directors shall be called by the President or by the Secretary on the written or electronic transmission of such request of any director and shall be held at such place as may be determined by the directors or as shall be stated in the notice of the meeting.

Section 3.7 Notice of Meetings. Except as provided by law, notice of regular meetings need not be given. Notice of the time and place of any special meeting shall be given to each director by the Secretary. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than 24 hours’ notice to each director. If written notice is delivered by mail, then it shall be given on not less than five calendar days’ notice to each director. If written notice is delivered by courier service, then it shall be given on not less than three calendar days’ notice to each director.

Section 3.8 Quorum, Voting and Adjournment. A majority of the total number of directors constituting the whole Board of Directors (including any vacancies and unfilled newly created directorships) or a majority of the directorships constituting a whole Committee shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.9 Committees. The Board of Directors may, by resolution, designate one or more committees, including but not limited to an Executive Committee and an Audit Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the GCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 3.10 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation of directors for their services. In addition, as determined by the Board of Directors, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. A director may also serve the Corporation in other capacities and receive compensation therefor.

Section 3.12 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

ARTICLE IV

OFFICERS

Section 4.1 Number. The officers of the Corporation shall include a President and a Secretary, both of whom shall be elected by the Board of Directors and who shall hold office for a term of one year and until their successors are elected and qualified or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chairman of the Board of Directors, one or more Vice Presidents, including an Executive Vice President, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The initial officers shall be elected at the first meeting of the Board of Directors and, thereafter, at the annual organizational meeting of the Board of Directors. Any number of offices may be held by the same person.

Section 4.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.3 Chairman. The Chairman of the Board of Directors shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the stockholders. In addition, the Chairman of the Board of Directors shall have such powers and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.4 President. The President shall be the Chief Executive Officer of the Corporation. He or she shall exercise such duties as customarily pertain to the office of President and Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these Bylaws. In the absence, disability or refusal of the Chairman of the Board of Directors to act, or the vacancy of such office, the President shall preside at all meetings of the stockholders and of the Board of Directors. Except as the Board of Directors shall otherwise authorize, the President shall execute bonds, mortgages and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and, when so affixed, the seal shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

Section 4.5 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President or the Board of Directors.

Section 4.6 Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors. He or she shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever. He or she shall exercise general supervision over expenditures and disbursements made by officers, agents and employees of the Corporation and the preparation of such records and reports in connection therewith as may be necessary or desirable. He or she shall, in general, perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.7 Secretary. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board of Directors.

Section 4.8 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

Section 4.9 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors. All checks or other orders for the payment of money shall be signed by the President or the Treasurer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.10 Contracts and Other Documents. The President or the Treasurer, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

Section 4.11 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (subject to any employment agreements that may then be in effect between the Corporation and the relevant officer). None of such officers shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary, in any other capacity and receiving such compensation by reason of the fact that he or she is also a director of the Corporation.

Section 4.12 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the President or the Treasurer, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders of any corporation in which the Corporation holds stock and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.13 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.14 Resignation and Removal. Any officer may resign at any time in the same manner prescribed under Section 3.3 of these Bylaws. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors.

Section 4.15 Vacancies. The Board of Directors shall have power to fill vacancies occurring in any office.

ARTICLE V

STOCK

Section 5.1 Certificates of Stock. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number and class of shares of stock in the Corporation owned by him or her. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. Notwithstanding anything herein to the contrary, the Board of Directors may provide for uncertificated shares in accordance with the GCL.

Section 5.2 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof to the person in charge of the stock and transfer books and ledgers. Such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

Section 5.3 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

Section 5.4 List of Stockholders Entitled To Vote. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 219 of the GCL or to vote in person or by proxy at any meeting of stockholders.

Section 5.5 Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may at any regular or special meeting, declare dividends upon the stock of the Corporation either (a) out of its surplus, as defined in and computed in accordance with Section 154 and Section 244 of the GCL or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Before the declaration of any dividend, the Board of Directors may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in its discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

Section 5.6 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing or by electronic transmission without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 5.7 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. Except as otherwise required by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification of Officers, Directors, Employees and Agents; Insurance.

(a) (i) The Corporation shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(ii) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) (i) The Corporation shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened or pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(ii) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(c) (i) To the extent that a director or officer of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 6.1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(ii) To the extent that an employee or agent of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 6.1, or in defense of any claim, issue or matter therein, such person may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, if the Board of Directors deems it appropriate.

(d) Any indemnification under paragraphs (a) and (b) of this Section 6.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraphs (a) and (b). Such determination shall be made with respect to each such person, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 6.1. Such expenses incurred by other employees and agents (including attorneys’ fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 6.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such office. Any such indemnification may be subject to such conditions as may be imposed under any policy of directors’ and officers’ liability insurance obtained by the Corporation.

(g) The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against any liability asserted against such person and incurred by such person in any such capacities, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Section 6.1. The Board of Directors, without approval of the stockholders, shall have the power to borrow money on behalf of the Corporation, including the power to pledge the assets of the Corporation, from time to time to discharge the Corporation’s obligations with respect to indemnification, the advancement and reimbursement of expenses and the purchase and maintenance of insurance referred to in this Section 6.1.

(h) For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section 6.1, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery of Delaware is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees).

(l) In the event that any action, suit or proceeding is brought against any person entitled to indemnification pursuant to this Article VI, the Corporation shall have the right, at the cost and expense of the Corporation, to defend such action in the name and on behalf of the indemnified party (using counsel designated by the Corporation, who may also be counsel to the Corporation); provided, however, that an indemnified party shall have the right to conduct its own defense and designate its own counsel, if the conduct of such defense by the Corporation or representation of such indemnified party by counsel designated by the Corporation would be inappropriate because of actual or potential differing interests between such indemnified party and the Corporation.

(m) The provisions of this Section 6.1 shall not be construed to limit any right to indemnification provided for in the Certificate of Incorporation of the Corporation from time to time in effect.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

Section 7.2 Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall end on December 31, or such other 12 consecutive months as the Board of Directors may designate.

Section 7.5 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.6 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.7 Inconsistent Provisions; Changes in Delaware Law. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the GCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. If any of the provisions of the GCL referred to above are modified or superseded, the references to those provisions is to be interpreted to refer to the provisions as so modified or superseded.